UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2025

Global Net Lease, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Fifth Avenue, 30th Floor
New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (332) 265-2020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	GNL	New York Stock Exchange
7.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	GNL PR A	New York Stock Exchange
6.875% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	GNL PR B	New York Stock Exchange
7.50% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	GNL PR D	New York Stock Exchange
7.375% Series E Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	GNL PR E	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 5, 2025, Global Net Lease Operating Partnership, L.P. (the “OP”), the operating partnership of Global Net Lease, Inc. (the “Company”), and certain subsidiaries of the OP acting as guarantors (together with the Company, the “Guarantors”), entered into a credit agreement (the “Credit Agreement” and the credit facilitates provided thereunder, collectively, the “Credit Facility”) with, inter alios, BMO Bank N.A. (“BMO” or the “Agent”), as agent, and the other lender parties thereto (together with BMO and any other lenders that may become parties, the “Lenders”). The proceeds of the transaction were used, in part, to prepay in full and terminate the Company’s existing Second Amended and Restated Credit Agreement, April 8, 2022 (as amended, the “Prior Credit Agreement”).

The Credit Facility consists solely of a senior unsecured multi-currency revolving credit facility (the “Revolving Credit Facility”). Pursuant to the Credit Agreement, the aggregate total commitments under the Credit Facility are $1.815 billion ($100.0 million of which can only be used for U.S. dollar loans), with a $75.0 million sublimit for letters of credit. The Credit Facility includes an uncommitted “accordion feature” whereby, so long as no default or event of default has occurred and is continuing, the Company has the right to increase the commitments under the Credit Facility, allocated to either or both the Revolving Credit Facility or a new term loan facility, by up to an additional $1.185 billion, subject to obtaining commitments from new lenders or additional commitments from participating lenders and certain customary conditions.

The Credit Facility is supported by a pool of eligible unencumbered properties that are owned by the subsidiaries of the OP that serve as Guarantors. Pursuant to the Credit Agreement, the availability of borrowings under the Revolving Credit Facility continues to be based on the value of a pool of eligible unencumbered real estate assets owned by the Company and compliance with various ratios related to those assets, and the Credit Agreement also included amendments to provisions governing the calculation of the value of the borrowing base.

The Credit Facility requires payments of interest only prior to maturity. Borrowings under the Credit Facility bear interest at a variable rate per annum based on an applicable margin that varies based on the ratio of consolidated total indebtedness to consolidated total asset value of the Company and its subsidiaries plus either (i) the Base Rate (as defined in the Credit Facility) or (ii) the applicable Benchmark Rate (as defined in the Credit Facility) for the currency being borrowed. The applicable interest rate margin is based on a range from 0.15% to 0.75% per annum with respect to Base Rate borrowings under the Revolving Credit Facility and 1.15% to 1.75% per annum with respect to Benchmark Rate borrowings under the Revolving Credit Facility (provided that the “floor” on the applicable Benchmark Rate is 0%). These spreads reflect a reduction compared to the previously applicable spreads under the Prior Credit Agreement. In addition, if the Company achieves an investment grade credit rating from at least two rating agencies, the OP can elect for the spread to be based on the credit rating of the Company.

The Credit Facility matures on August 5, 2029, subject to the Company’s right, subject to customary conditions, to extend the maturity date by up to two additional six-month terms. Prior to the execution of the Credit Agreement, the revolver credit facility under the Prior Credit Agreement had been scheduled to mature in August 2026, subject to the Company extension options. Borrowings under the Credit Facility may be prepaid at any time, in whole or in part, without premium or penalty, subject to customary breakage costs associated with borrowings for the applicable Benchmark Rate.

The Credit Facility contains events of default relating to customary matters, including, among other things, payment defaults, covenant defaults, breaches of representations and warranties, events of default under other material indebtedness, material judgments, bankruptcy events and change of control events, such as certain changes to the composition of the Company’s board of directors and management. Upon the occurrence of an event of default, a majority of the lenders have the right to accelerate the payment on any outstanding borrowings and other obligations.

The Guarantors have guaranteed, and any wholly owned eligible direct or indirect subsidiary of the OP that directly or indirectly owns or leases a real estate asset added to the pool of eligible unencumbered properties required to be maintained under the Credit Facility will be required to guarantee, the OP’s obligations under the Credit Facility. For any Guarantor subsidiary of the OP, this guarantee will be released if the Company achieves an investment grade credit rating from at least one rating agency, but will again be required (i) if the Company loses its investment grade credit rating, or (ii) with respect to any Guarantor subsidiary of the Company, for so long as the subsidiary is the primary obligor under or provides a guaranty to any holder of unsecured indebtedness.

The Credit Facility contains various customary operating covenants, including covenants restricting, among other things, restricted payments (including dividends and share repurchases), the incurrence of liens, the types of investments the Company may make, fundamental changes, agreements with affiliates and changes in nature of business. The Credit Agreement also contains financial maintenance covenants with respect to maximum consolidated leverage, maximum consolidated secured leverage, minimum fixed charge coverage, maximum secured recourse debt, maximum unencumbered leverage, unencumbered interest coverage and minimum net worth; provided that if the Company achieves an investment grade credit rating from at least one rating agency, the financial maintenance covenants with respect to maximum secured recourse debt and minimum net worth shall no longer apply.

Concurrently with the entry into the Credit Agreement, the Company and certain of its subsidiaries guaranteed the OP’s obligations under the Credit Agreement pursuant to a number of guaranty agreements in the form attached hereto as Exhibit 10.2 (collectively, the “Guaranty”) and entered into a related contribution agreement (the “Contribution Agreement”) which governs contribution rights of the Guarantors in the event any amounts become payable under the Guaranty.

Certain of the lenders and their affiliates are or have been lenders under other loans to the Company or agents under one or more of the Company's existing “at-the-market” equity offering programs.

The foregoing description does not purport to be a complete description and is qualified in its entirety by reference to the Credit Agreement, the Guaranty, and the Contribution Agreement, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference into this Item 1.01.

Item 1.02. Termination a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation (DFO) or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On August 6, 2025, the Company issued a press release. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Such press release shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No	Description
10.1	Credit Agreement, dated as of August 5, 2025, by and among Global Net Lease Operating Partnership, L.P., as borrower, BMO Bank N.A., as agent, and the other lender parties thereto.
10.2	Unconditional Guaranty of Payment and Performance, dated as of August 5, 2025, made by the Company, ARC Global Holdco, LLC, Global II Holdco, LLC and certain other Guarantors for the benefit of the Agent and the Lenders
10.3	Contribution Agreement, dated as of August 5, 2025, by and among Global Net Lease Operating Partnership, L.P., as borrower, the Company and the other Guarantors.
99.1	Press Release dated August 6, 2025.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL NET LEASE, INC.

Date: August 6, 2025	By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr
Title: Chief Executive Officer and President (Principal Executive Officer)